Exhibit 23

Independent Auditors’ Consent

The Board of Directors of CSG Systems

International, Inc.:

We consent to the incorporation by reference in this Form S-8 of CSG Systems International, Inc. of our report dated March 20, 2003, with respect to the consolidated balance sheet of CSG Systems International, Inc. and Subsidiaries as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of CSG Systems International, Inc. Our report contains an explanatory paragraph discussing our audit of certain adjustments that were applied to restate the disclosures for reportable segments reflected in the December 31, 2001 and 2000 financial statements, which were audited by other auditors who have ceased operations. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

/s/    KPMG LLP

Denver, Colorado

April 1, 2003